Exhibit (a)(5)(i)

PRESS RELEASE

Air T, Inc. Announces Commencement of Exchange Offer

Denver, North Carolina – May 18, 2023 – Air T, Inc. (NASDAQ:AIRT) (“AIRT” or the “Company”) today announced the official commencement of an exchange offer for up to 138,000 of its shares of common stock, $0.25 par value per share (“Common Shares”). As first announced on March 28, 2023, the Company will acquire Common Shares in exchange for consideration consisting of newly‑issued shares of Air T Funding 8.0% Alpha Income Trust Preferred Securities valued at their liquidation preference $25.00 per share (“TruPs”) (collectively, the “Exchange Offer”). The TruPs are traded on the NASDAQ Global Market under the symbol “AIRTP.”

Nick Swenson, Chairman, CEO and significant stockholder of the Company, commented “Air T’s Board and Management are excited to formally present the 2023 Exchange Offer — hereby providing an option, opportunity and benefit to all of Air T’s common stockholders: those exchanging their shares as part of this offer will receive a premium price over the March 28 announcement day price; and those choosing to forego the exchange offer will own a larger stake in Air T, given the offer seeks to exchange and retire up to 138,000 shares which represents 4.9% of the Company’s common stock. I imagine you would like to know that I am personally, along with the entities that file as the Swenson group, choosing to forego the exchange offer in total and instead committing to hold on for the long term. Individual trading, liquidity, tax and holding periods vary widely.  I encourage all stockholders to seriously consider the exchange opportunity for all or part of their holdings.”

Information on the Exchange Offer and “Modified Dutch Auction” Procedure

The Company is conducting the Exchange Offer through a procedure called a “Modified Dutch Auction.” For a common stockholder choosing to participate in the Exchange Offer, this procedure allows the stockholder to select the number of TruPs for which they are willing to exchange their Common Shares. After all tendering stockholders indicate their respective amounts, the Company will issue the lowest number of TruPs that will permit the Company to purchase as many Common Shares as possible, up to the maximum of 138,000 Common Shares. The proposed range for the Exchange Offer is 1.05 TruPs to 1.40 TruPs per share of Air T common stock. After all tendering stockholders indicate their respective number of TruPs, the Company will pay the lowest number of TruPs indicated that will permit the Company to purchase as many Shares as possible, up to the maximum of 138,000 Common Shares.1 The Company currently anticipates that the offer will expire July 6, 2023.

Distributions on the TruPs Shares are cumulative at the annual rate of 8.0% of the $25.00 per share liquidation preference and distributions are payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning with the first payment to exchanging stockholders on August 15, 2023.

The Company’s Exchange Offer documents, which include additional information about the Exchange Offer, are available at www.sec.gov. The Exchange Offer documents will also be mailed to current stockholders in the coming days. A prospectus for the TruPs will be mailed to stockholders when available.

Any questions about the Exchange Offer or requests for assistance in tendering Shares can be directed to the Company’s Information Agent, D.F. King. The Company’s Information Agent can be reached toll‑free at (800) 848‑3402 or via email at airt@dfking.com.

1 AIRT will acquire all Common Shares at the same purchase price (same number of TruPs per Common Share), as required by Exchange Act rules; however, the Exchange Offer is conditioned on, among other things, stockholders validly tendering (and not properly withdrawing) at least 25,000 Common Shares, regardless of the purchase price per share, prior to the offering’s Expiration Date and registration of the TruPs with the Securities and Exchange Commission. The Exchange Offer will only be made to AIRT’s current stockholders.

Risks and Disclosures

Investors should consider the Company’s investment objectives, risks, charges, and expenses carefully before investing. This and other information can be found in the Company’s filings with the SEC, which may be obtained by calling (866) 231‑2577 or by visiting www.airt.net. Please review AIRT’s filings and Air T Funding’s prospectus carefully before you invest.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities of AIRT. The solicitation and the offer to exchange common shares of AIRT will be made pursuant to an offer to exchange and related materials that AIRT intends to file with the SEC. AIRT intends to mail these documents to the stockholders of AIRT. These documents contain important information about the exchange offer and stockholders of AIRT are urged to read them carefully. Investors may obtain free copies of the Exchange Offer Statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Exchange Offer Statement and other documents filed with the SEC may also be obtained by directing a request to: D.F. King, or by calling (866) 231-2577.

The Company has no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting offers in the Exchange Offer.

The TruPs Shares are currently listed for trading on the NASDAQ Global Market under the symbol “AIRTP.”.

ABOUT AIR T, INC.

Established in 1980, Air T Inc. is a portfolio of powerful businesses and financial assets, each of which is independent yet interrelated. Its core segments are overnight air cargo, aviation ground support equipment manufacturing and sales, commercial jet engines and parts, and corporate and other. We seek to expand, strengthen and diversify Air T’s after-tax cash flow per share. Our goal is to build Air T’s core businesses, and when appropriate, to expand into adjacent and other industries. We seek to activate growth and overcome challenges while delivering meaningful value for all stakeholders. For more information, visit www.airt.net.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words “believes”, “pending”, “future”, “expects,” “anticipates,” “estimates,” “depends” or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements, because of, among other things, potential risks and uncertainties, such as:

●	Economic and industry conditions in the Company’s markets;
●	The risk that contracts with FedEx could be terminated or adversely modified;
●	The risk that the number of aircraft operated for FedEx will be reduced;
●	The risk that GGS customers will defer or reduce significant orders for deicing equipment;
●	The impact of any terrorist activities on United States soil or abroad;
●	The Company’s ability to manage its cost structure for operating expenses, or unanticipated capital requirements, and match them to shifting customer service requirements and production volume levels;
●	The Company's ability to meet debt service covenants and to refinance existing debt obligations, certain of which terminate in the next 12 months;
●	The risk of injury or other damage arising from accidents involving the Company’s overnight air cargo operations, equipment or parts sold and/or services provided;
●	Market acceptance of the Company’s commercial and military equipment and services;
●	Competition from other providers of similar equipment and services;
●	Changes in government regulation and technology;
●	Changes in the value of marketable securities held as investments;
●	Mild winter weather conditions reducing the demand for deicing equipment;
●

Market acceptance and operational success of the Company’s commercial jet engines and parts business and the Company’s relatively new aircraft asset management business and related aircraft capital joint venture; and

●	The length and severity of the COVID-19 pandemic and the impact of the COVID-19 pandemic on the health of our employees, on our vendors and customers and on economic conditions affecting our business.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Air T, Inc.

Brian Ochocki, CFO

bochocki@airt.net

612-843-4302